EXHIBIT 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned with respect to their shares of common stock, par value $0.0001 per share, of FONAR Corporation, a Delaware corporation, and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that each party hereto shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party, except to the extent that such party knows or has reason to believe that such information is inaccurate.

Dated: July 11, 2025

/s/ Timothy Damadian	/s/ Luciano Bonanni
Timothy Raymond Damadian	Timothy Raymond Damadian

/s/ Ronald Lehman	/s/ Richard Feigenbaum
Ronald George Lehman II	Richard Alan Feigenbaum

/s/ Xavier Rodrigo	/s/ Jevan Damadian
Xavier Patrick Rodrigo	Jevan Damadian

/s/ James Joseph Flanagan	/s/ Kurt Reimann
James Joseph Flanagan	Kurt William Reimann

/s/ Janice Veroline	/s/ James Persoons
Janice Veroline	James Persoons